Exhibit 10.2

Execution Copy
Consulting Services Agreement

This Consulting Services Agreement (the “Agreement”) is entered into by Michael E. Bowker (the “Consultant”) and Cable One, Inc., a Delaware corporation (the “Company”), effective as of May 1, 2024.
Consultant and Company agree as follows:
1.     Services. Consultant will provide those specific services set forth in the Schedule of Services, attached hereto as Schedule A and incorporated in this Agreement by reference. Consultant understands that prompt performance of all services under this Agreement is required by Company.
2.     Fees. In consideration of the services to be performed by Consultant, the Company has agreed to pay Consultant the consideration described in Schedule A and incorporated in this Agreement by reference.

3.     Term and Termination. The term of this Agreement will commence May 1, 2024 and will remain effective until January 31, 2025 (the “Consulting Period”); provided, that, the Company may terminate this Agreement immediately if Consultant engages in conduct that violates the Company’s Incentive Compensation Recovery Policy, its Clawback Policy and/or that constitutes Cause (as such term is defined in the Equity Award agreements identified in the Separation Agreement and General Release of Claims attached hereto).
4.     Works Made for Hire. Consultant agrees that he is specifically engaged to create works for the Company within the scope of the services.  As such, all works, including any activities, algorithms, data, outcomes, publications, reports, results, or software included therein and/or deriving from services (“Works”) shall be considered a “work for hire” under U.S. Copyright laws, and are thus solely owned by the Company free and clear from all claims of any nature relating to Consultant’s contribution and other efforts, including the right to copyright the work in the name of Consultant as author or proprietor thereof and any termination rights thereto, and may be accessed, used, and/other otherwise exploited by the Company without additional compensation due to Consultant. The Company shall be considered the entity for which the Work was prepared for the purpose of determining authorship and the Company has the right to register all copyrights therein in its own name, as author, in the United States of America and in all foreign countries.  If not a work made for hire under U.S. law or law of other jurisdictions, Consultant hereby assigns and agrees to assign to the Company all right, title, and interest in and to all copyrights deriving from such Works. Consultant agrees to supply the Company with all information and to execute documents, including assignments and conveyances, as reasonably requested, in order to protect, perfect, register, record, and maintain the Company’s copyright in all Works created pursuant to this Agreement.
5.     Non-Exclusivity of Services. Company acknowledges that from time to time Consultant may perform similar services for businesses other than Company. Unless the nature of such services would expressly violate a specific provision of this Agreement, the Company’s Clawback Policy, and/or the restrictive covenants contained in any equity award agreement or any other agreement between the Consultant and Company, this Agreement does not prohibit Consultant from performing services for such other businesses.

Exhibit 10.2

Execution Copy
6.     INDEPENDENT CONTRACTOR. The parties agree that Consultant’s status shall at all times be that of an independent contractor. Consultant will not be an employee of Company and will not make any representation of an employer-employee relationship between Consultant and Company. Nothing in this Agreement will be construed to place the parties in the relationship of partners, joint-venturers, employer-employee, or agency. Neither party will have the power to obligate or bind the other party in any manner whatsoever, except as may be specifically authorized by such other party in writing. As an independent Consultant, Consultant understands that Consultant will be fully and solely responsible for his own self-employment, unemployment insurance and worker’s compensation tax payments, as well as Social Security and other required federal and state tax payments. Consultant will not claim or receive benefits and privileges that may be offered to employees of Company such as health insurance, retirement benefits, disability benefits, paid leave, paid sick time, and other benefits and privileges and Consultant will be fully and solely responsible for Consultant’s own such benefits and privileges. Company will only be responsible for payment of the compensation identified in Section 2 above. With respect to payments for premiums/deductibles, taxes, and withholdings described herein, Consultant will indemnify and hold Company harmless from and against any and all claims, damages, losses or obligations asserted or imposed against Company by any local, state or federal agency or any other person or entity in connection with payment or recovery of such sums. Company will provide Consultant with a Form 1099 as required by law, showing all payments to Consultant for services rendered. Consultant acknowledges that the Consultant is not entitled to unemployment insurance benefits unless unemployment compensation coverage is provided by the Consultant or some other entity.
7.     Incorporation by Reference. Consultant hereby acknowledges and reaffirms Sections 7, 8 and 10 of the Separation Agreement and General Release of Claims attached hereto and such provisions are hereby incorporated into this Agreement by reference.

8.    Assignment. The services to be performed by Consultant hereunder are personal in nature, and Company has engaged Consultant as a result of Consultant’s expertise relating to such services. Consultant, therefore, agrees that it will not assign, sell, transfer, delegate or otherwise dispose of this Agreement or any right, duty or obligation under this Agreement without the Company’s prior written consent. Nothing in this Agreement shall prevent the assignment by the Company of this Agreement or any right, duty or obligation hereunder to any third party.

9.    Restrictive Covenants. Consultant acknowledges and hereby reaffirms his obligation to comply with the Company’s Incentive Compensation Recovery Policy, its Clawback Policy and/or the restrictive covenants contained in any equity award agreement or any other agreement between the Consultant and Company and that, except as otherwise agreed to in writing between the Company and the Consultant, nothing in this Agreement shall release Executive from his obligations pursuant to such restrictive covenants.

Exhibit 10.2

Execution Copy
The Company and Consultant have executed this Agreement as of May 1, 2024.

Cable One, Inc.

By:	/s/ Peter N. Witty
Name:	Peter N. Witty
Title:	Chief Legal and Administrative Officer

Consultant

By:	/s/ Michael E. Bowker
Name:	Michael E. Bowker

Exhibit 10.2

Execution Copy
SCHEDULE A
SCHEDULE OF SERVICES; FEES
•Advice and assistance with the orderly transition of the duties and responsibilities of the Company’s Chief Growth Officer
•Assistance/discussion on background of historical transactions
•Transition of tasks previously performed by Consultant and review of transitioned results
•Such other services requested by the Company which are customary in nature to those typically provided by a public company Chief Growth Officer

During the Consulting Period, Consultant will generally take direction from the Company’s Chief Executive Officer or her designee.

During the Consulting Period, Consultant will be eligible to earn a cash fee at a rate of $250 per hour for each hour of service provided to the Company. Consultant will invoice the Company monthly and provide the Company with a monthly reporting of billable time spent on specific services.

Provided that Consultant has not engaged in conduct that violates the Company’s Incentive Compensation Recovery Policy, its Clawback Policy and/or that constitutes Cause (as such term is defined in the Equity Award agreements identified in the Separation Agreement and General Release of Claims attached hereto), the Consultant will perform at least 80 hours of service for the Company in each of May 2024, June 2024 and July 2024. In the event that Consultant anticipates exceeding 80 hours of work in any of May 2024, June 2024 or July 2024, Consultant will provide as much advance written notice as reasonably practicable for the Company’s pre-approval.

Beginning August 1, 2024, Consultant will perform such services as may be requested from time to time by the Company and accepted by Consultant, and Consultant acknowledges and agrees that the Company may not request any further services from him for the remainder of the Consulting Period and that he may not earn any further cash fees pursuant to this Agreement in such event.